Exhibit 4.23

Group support letter

To be typed on VGIL headed paper

VEH plc

Address

28th April 2004

Dear Sirs

We, Virgin Group Investments Limited (‘VGIL’), in our capacity as the ultimate parent of Virgin Express Holdings PLC (‘VEH PLC’), have been asked to provide a formal letter of support in connection with the finalisation of the financial statements of VEH PLC for the year ended 31 December 2003.

This letter of support is to confirm that VGIL intends to provide or procure that Virgin Sky Investments Limited (‘VSIL’), as a wholly owned subsidiary of VGIL, provides such financial support may become necessary in order to enable VEH PLC to meet its ongoing financial obligations as and when they fall due for the foreseeable future and in any event, at least the next 12 months.

In providing this letter, the directors of VGIL have considered the cash flow projections of the VEH PLC group for the period ending 30 April 2005. The attached cash flow projections show an anticipated maximum funding requirement of €18.0m.  Based upon our assessment of these projections, the directors are comfortable that VGIL will have the resources to provide such financial support as may be necessary.

We understand that on the basis of this representation, the following disclosures will be included in the financial statements of VEH PLC:

“The financial statements have been prepared on a going concern basis in view of the fact that Virgin Group Investments Limited (“VGIL”) the ultimate holding company of the company’s principal shareholder, has provided or procured that Virgin Sky Investment Limited (“VSIL”), a wholly owned subsidiary of VGIL, will provide sufficient funding to the company to enable it to meet its liabilities as they fall due, for at least the next twelve months.

The directors have no reason to believe that VSIL will not be in a position to provide the support referred to above and, accordingly, they have prepared the financial statements on the going concern basis.”

Nothing in this letter is intended to be legally binding upon us nor does it create any legally enforceable obligations on us.

Yours faithfully,

for and on behalf of
Virgin Group Investments Limited
Director